Exhibit (a)(1)(G)

FOR IMMEDIATE RELEASE

IVD ACQUISITION CORPORATION COMMENCES TENDER OFFER

FOR ALL SHARES OF IMMUCOR, INC.

Previously Announced Offer Price of $27.00 per Share in Cash

NORCROSS, GA & FORT WORTH, TX, July 15, 2011 – Immucor, Inc. (Nasdaq: BLUD) (the “Company”) and IVD Acquisition Corporation, an affiliate of TPG Capital, L.P. (“TPG”), today announced that IVD Acquisition Corporation has commenced the previously-announced tender offer for all of the outstanding shares of common stock of Immucor at a price of $27.00 per share, in cash, payable without interest and less any applicable withholding taxes. IVD Acquisition Corporation and its parent company, IVD Holdings Inc., are affiliates of TPG.

On July 5, 2011, the Company and TPG announced that the Company, IVD Acquisition Corporation and IVD Holdings Inc. had signed a definitive merger agreement pursuant to which the tender offer would be made. The Company’s board of directors has unanimously approved the terms of the merger agreement, including the tender offer.

Pursuant to the agreement, after completion of the tender offer and the satisfaction or waiver of all conditions, IVD Acquisition Corporation will merge with and into the Company and all outstanding shares of the Company’s common stock, other than shares held by IVD Holdings Inc., IVD Acquisition Corporation or the Company or shares held by the Company’s shareholders who validly exercise dissenters’ rights under Georgia law, will be converted into the right to receive cash equal to the $27.00 offer price per share.

IVD Holdings Inc. and IVD Acquisition Corporation are filing with the Securities and Exchange Commission (“SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. Additionally, the Company is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the Company’s board of directors that the Company’s shareholders tender their shares into the tender offer.

Under the terms of the merger agreement, the tender offer is conditioned upon, among other things, satisfaction of a minimum tender condition of 84 percent of the Company’s common shares on a fully-diluted basis, the funding of debt financing in accordance with the debt commitment letters, the receipt of the Federal Trade Commission’s approval under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, the receipt of any applicable consents or approvals under German antitrust or merger control laws and other customary closing conditions. If the minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of shareholder approval.

The tender offer and withdrawal rights are scheduled to expire at 5:00 P.M., Atlanta, Georgia time, on Thursday, August 18, 2011, unless the offer is extended or earlier terminated.

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

About TPG Capital

TPG Capital is a leading global private investment firm founded in 1992 with $48 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG Capital’s healthcare investments have included Aptalis Pharma, Biomet, Fenwal, Healthscope, IASIS Healthcare, IMS Health, Oxford Health Plans, Parkway Holdings, Quintiles Transnational, Surgical Care Affiliates, among others.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company’s common stock is being made pursuant to an offer to purchase and related materials that affiliates of TPG Capital have filed with the SEC. Affiliates of TPG Capital are filing a tender offer statement on Schedule TO with the SEC today in connection with the commencement of the offer, and the Company is filing a solicitation/recommendation statement on Schedule 14D-9 with the SEC today with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the tender offer. These materials will be made available to the Company’s shareholders at no expense to them and may also be obtained by contacting the Company’s Investor Relations Department at 3130 Gateway Drive, Norcross, Georgia, telephone number (770) 441-2051. All of these materials (and all other tender offer documents filed with the SEC) will also be made available at no charge at the SEC’s website (www.sec.gov).

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, the Company will file a proxy statement with the SEC. Additionally, the Company will file other relevant materials with the SEC in connection with the proposed acquisition of the Company by IVD Holdings Inc. and IVD Acquisition Corporation pursuant to the terms of the merger agreement. The proxy statement and other material filed with the SEC will contain important information about the Company and the merger that should be read carefully before making any voting or investment decision with respect to the proposed merger. These materials will be made available to the Company’s shareholders at no expense to them and may also be obtained by contacting the Company’s Investor Relations Department at 3130 Gateway Drive, Norcross, Georgia, telephone number (770) 441-2051. All of these materials (and all other merger documents filed with the SEC) will also be made available at no charge at the SEC’s website (www.sec.gov).

The Company and its officers and directors, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations, and interests of certain of the Company’s officers and directors, as well as other matters, in the Company’s proxy statement for its 2010 annual meeting of shareholders and the proxy statement and other relevant materials which will be filed with the SEC in connection with the merger. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, will be set forth in the proxy statement relating to the merger.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward looking statements relating to the potential acquisition of the Company by an affiliate of TPG. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future events and involve risks and uncertainties that actual events may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, uncertainties as to how many of the Company’s shareholders will tender their stock in the offer, the possibility that competing offers will be made, unexpected costs or liabilities, the result of the review of the proposed transaction by various regulatory agencies and any conditions imposed in connection with the consummation of the transaction, and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the SEC, including its annual report on Form 10-K for the year ended May 31, 2010 and quarterly and current reports on Form 10-Q and Form 8-K. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

Contacts

Immucor Media Contacts: Michael Freitag / Jed Repko / Jennifer Friedman Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	TPG Media Contacts: Lisa Baker Owen Blicksilver PR (914) 725-5949

Immucor Investor Contacts: Michele Howard (770) 441-2051